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Exhibit 5.1

[Letterhead of Alaska Communications Systems]

January 6, 2005

Ladies and Gentlemen:

        I am Vice President, General Counsel, and Corporate Secretary of Alaska Communications Systems Group, Inc. (the "Company"). This opinion concerns the issuance and sale by the Company of up to 15,000,000 shares (the "Primary Shares") of its common stock, par value $.01 per share (the "Common Stock"), and the sale of up to 19,598,879 shares (the "Secondary Shares" and together with the Primary Shares, the "Shares") of the Company's Common Stock by the named selling stockholders, in each case under the Company's Registration Statement on Form S-3 (Reg No. 333-121433) originally filed with the Securities and Exchange Commission (the "Commission") on December 20, 2004 (the "Registration Statement").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

        In connection with this opinion, I have examined: (i) the Registration Statement as filed with the Commission under the Act; (ii) the Amended and Restated Certificate of Incorporation of the Company, as presently in effect; (iii) the Amended and Restated By-Laws of the Company, as presently in effect; (iv) a specimen certificate representing the Common Stock; and (v) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and related matters. I have also examined such records of the Company and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

        I am a member of the Bar of the State of Alaska and this opinion is limited to the laws of the State of Alaska, Federal laws of the United States and the General Corporation Law of the State of Delaware. I do not express any opinion as to the effect of any other laws on the opinion stated herein.

        Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, as well as my familiarity with the affairs of the Company, I am of the opinion that:

          (1)   The issuance of the Primary Shares has been duly authorized by all necessary corporate action of the Company, and, upon issuance of and payment for the Primary Shares in accordance with the Registration Statement, the Primary Shares will be validly issued, fully paid and nonassessable.

          (2)   The Secondary Shares have been duly authorized by all necessary corporate action of the Company, validly issued and are fully paid and nonassessable.

        I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Registration Statement.

Sincerely,
/s/ LEONARD A. STEINBERG Leonard A. Steinberg General Counsel

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[Letterhead of Alaska Communications Systems]